Exhibit 99.1

STONERIDGE REPORTS SECOND-QUARTER 2014 RESULTS

•	Continuing Positive Performance by Control Devices and Electronics; PST Performance Negatively Impacted by Weak Brazilian Economy
•	Company Repositioned to Higher Value Added Products With the Completion of the Wiring Transaction on August 1, 2014
•	Wiring Transaction Proceeds of $71.4 Million Expected to be Used to Deleverage the Company; Called 10% of 9.5% Senior Notes Outstanding
•	Due to the Deteriorating Economic Conditions in Brazil, Company Records Non-Cash Goodwill Impairment Charge of $29.3 Million or $0.85 per Share

WARREN, Ohio – August 11, 2014 – Stoneridge, Inc. (NYSE: SRI) today announced financial results for the second quarter ended June 30, 2014.

Second-quarter 2014 net sales were $162.1 million, a decrease of $7.7 million, or 4.6%, compared with $169.8 million for the second quarter of 2013. The decrease in the current quarter’s net sales was due to decreased sales in the PST segment, which were partially offset by increased sales to European commercial vehicle customers in the Company’s Electronics business segment and increased sales to North American automotive customers in the Company’s Control Devices segment.

The Company’s Control Devices segment recorded an increase in sales of $2.0 million, or 2.7%, and the Electronics segment recorded a $4.1 million, or 8.4%, increase compared with the second quarter of 2013. The increases reflect continued strength in these markets. These increases were offset by lower sales from the Company’s PST business segment, which experienced a decrease of $13.8 million, or 29.5%, compared with the second quarter of 2013, caused by worsening economic conditions in Brazil and Argentina.

The second quarter 2014 net loss from continuing operations of $(0.79) per diluted share included a $29.3 million, or $0.85 per diluted share, non-cash goodwill impairment charge for PST.  Excluding the PST goodwill impairment charge the Company would have recorded net income from continuing operations of $1.6 million, or $0.06 per share.  In the second quarter of 2013 the Company had net income of $5.8 million, or $0.21 per diluted share. The decrease in net income was primarily due to lower sales by PST across all of its product lines sold in Brazil, the overall Brazilian economy which grew less than 2% GDP in the second quarter, a significant slowdown in the automotive market and mass merchandisers/dealers who experienced a significant drop-off in consumer spending in the second quarter.

As of June 30, 2014, Stoneridge’s consolidated cash position was $45.8 million, a decrease of $17.1 million from December 31, 2013. The change in the cash balance was primarily due to increases in the Wiring business working capital of $6.8 million which occurred in the first quarter and higher inventories at PST from lower-than-expected sales.

John Corey, President and Chief Executive Officer, commented, “Our Electronics and Control Devices segments continued to perform well, though PST’s sales were lower than we were expecting as the Brazilian economy has weakened further which resulted in consumer uncertainty. Our PST management team continues to execute additional aggressive cost reduction programs to reduce headcount, lower selling and administrative expenses, reduce overhead costs and source components from Asia directly from design houses to lower raw material costs and partially offset some of the impact from the economic slowdown.”

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Corey added, “We continue to reposition the Company with the completion of the Wiring transaction on August 1, 2014. Using proceeds from this transaction, we have begun the process to de-lever the Company by calling 10% of our Senior Secured Notes, or $17.5 million in principal, on August 1.”

Corey concluded, “Though the Brazilian economy continued to deteriorate in the second quarter of 2014, PST actually performed better at the gross margin line in the second quarter through improved labor efficiency and better mix. We expect the cost reductions discussed previously, as well as lower debt balances, will better position us to deliver the results in line with our previous guidance. With a modest second-half improvement that we are expecting in the Brazilian market, we anticipate reaching our full-year 2014 guidance for earnings per share from continuing operations of $0.55-$0.75 per share. This guidance excludes the goodwill impairment charge and any non-recurring charges for deferred financing fees for the refinancing initiative we expect to accomplish early in the fourth quarter. Our estimate for continuing operations also includes lower expected interest expense from lower debt balances and interest rates estimated to be $0.10 per share.”

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2014 second-quarter results can be accessed at 10 a.m. Eastern time on Monday, August 11, 2014, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the commercial vehicle, automotive and agricultural, motorcycle and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant volume change in commercial vehicle, automotive, motorcycle, off-highway vehicle and agricultural equipment production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance

330/856-2443

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2014 Guidance

Previous Guidance – May 26, 2014

Assumes USD to BRL rate of 2.40

Sales: $680 - $720 million

Gross Margin: 29.0% - 31.0%

Op Margin*: 5.5% - 7.0%

EPS: $0.55 - $0.75

Excludes any Gain or Loss associated with the Sale of the Wiring Business or any potential Refinancing Transaction

Revised Guidance – August 11, 2014

Assumes USD to BRL rate of 2.35

Sales: $680 - $720 million

Gross Margin: 29.0% - 31.0%

Op Margin*: 5.5% - 7.0%

Adjusted EPS from continuing operations: $0.55 - $0.75

- Excludes results from discontinued Wiring Operations, one time costs associated with refinancing the 9.5% Senior Notes and the write-off of Goodwill in June 2014
- Assumes lower debt balances and interest rates from a refinancing transaction which is an estimated benefit of $.10 per share

** Includes PST $3.3 million of Non-Cash expense related to the purchase of PST*

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except per share data)	2014	2013	2014	2013

Net sales	$162,099	$169,833	$323,430	$328,695

Costs and expenses:
Cost of goods sold	113,814	115,530	227,007	223,112
Selling, general and administrative	42,206	42,551	83,910	85,340
Goodwill impairment	29,300	-	29,300	-

Operating income (loss)	(23,221)	11,752	(16,787)	20,243

Interest expense, net	5,072	4,504	10,001	8,954
Equity in earnings of investee	(144)	(96)	(382)	(297)
Other expense, net	330	156	2,246	539

Income (loss) before income taxes from continuing operations	(28,479)	7,188	(28,652)	11,047

Provision for income taxes from continuing operations	90	775	385	1,466

Income (loss) from continuing operations	(28,569)	6,413	(29,037)	9,581

Discontinued operations:
Income from discontinued operations, net of tax	594	(22)	1,647	1,093
Loss of disposal, net of tax	(1,138)	-	(1,233)	-
Income (loss) from discontinued operations	(544)	(22)	414	1,093

Net income (loss)	(29,113)	6,391	(28,623)	10,674

Net income (loss) attributable to noncontrolling interest	(7,221)	634	(8,199)	794

Net income (loss) attributable to Stoneridge, Inc.	$(21,892)	$5,757	$(20,424)	$9,880

Earnings (loss) per share from continuing operations attributable to Stoneridge, Inc.:
Basic	$(0.79)	$0.22	$(0.78)	$0.33
Diluted	$(0.79)	$0.21	$(0.78)	$0.32

Earnings (loss) per share attributable to discontinued operations:
Basic	$(0.02)	$0.00	$0.02	$0.04
Diluted	$(0.02)	$0.00	$0.02	$0.04

Earnings (loss) per share attributable to Stoneridge, Inc.:
Basic	$(0.81)	$0.22	$(0.76)	$0.37
Diluted	$(0.81)	$0.21	$(0.76)	$0.36

Weighted-average shares outstanding:
Basic	26,934	26,692	26,894	26,649
Diluted	26,934	27,348	26,894	27,358

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CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(in thousands)	2014	2013
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$45,757	$62,825
Accounts receivable, less reserves of $2,155 and $2,625, respectively	102,892	102,449
Inventories, net	97,126	79,528
Prepaid expenses and other current assets	32,572	27,831
Current assets of discontinued operations held for sale	106,347	96,969
Total current assets	384,694	369,602

Long-term assets:
Property, plant and equipment, net	89,060	86,323
Other assets
Intangible assets, net	70,845	68,498
Goodwill	28,651	54,348
Investments and other long-term assets, net	10,358	9,551
Total long-term assets	198,914	218,720
Total assets	$583,608	$588,322

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of debt	$22,213	$12,187
Accounts payable	63,834	57,471
Accrued expenses and other current liabilities	48,563	47,310
Current liabilities of discontinued operations held for sale	33,084	36,754
Total current liabilities	167,694	153,722

Long-term liabilities:
Long-term debt, net	182,889	185,045
Deferred income taxes	58,180	57,026
Other long-term liabilities	4,495	3,995
Total long-term liabilities	245,564	246,066

Shareholders' equity:
Preferred Shares, without par value, authorized 5,000 shares, none issued	-	-
Common Shares, without par value, authorized 60,000 shares, issued 28,851 and 28,803 shares and outstanding 28,244 and 28,483 shares at June 30, 2014 and December 31, 2013,
respectively, with no stated value	-	-
Additional paid-in capital	190,049	187,742
Common Shares held in treasury, 607 and 320 shares at June 30, 2014 and
December 31, 2013, respectively, at cost	(1,183)	(519)
Accumulated deficit	(28,195)	(7,771)
Accumulated other comprehensive loss	(23,999)	(30,458)
Total Stoneridge Inc. shareholders’ equity	136,672	148,994
Noncontrolling interest	33,678	39,540
Total shareholders' equity	170,350	188,534
Total liabilities and shareholders' equity	$583,608	$588,322

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CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2014	2013	2014	2013

Net income (loss)	$(29,113)	$6,391	$(28,623)	$10,674
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	2,186	(14,359)	6,364	(12,114)
Unrealized gain (loss) on derivatives	238	(2,937)	95	(2,678)
Other comprehensive income (loss), net of tax	2,424	(17,296)	6,459	(14,792)
Consolidated comprehensive income (loss)	(26,689)	(10,905)	(22,164)	(4,118)
Income (loss) attributable to noncontrolling interest	(7,221)	634	(8,199)	794

Comprehensive loss attributable to Stoneridge, Inc.	$(19,468)	$(11,539)	$(13,965)	$(4,912)

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

Six months ended June 30 (in thousands)	2014	2013

OPERATING ACTIVITIES:
Net cash provided by (used for) operating activities	$(7,059)	$3,243

INVESTING ACTIVITIES:
Capital expenditures	(12,605)	(10,701)
Proceeds from sale of fixed assets	73	83
Business acquisitions	(1,022)	-
Net cash used for investing activities	(13,554)	(10,618)

FINANCING ACTIVITIES:
Revolving credit facility payments	-	(1,160)
Proceeds from issuance of other debt	13,067	19,234
Repayments of other debt	(7,465)	(16,953)
Noncontrolling interest shareholder distribution	(1,083)	-
Repurchase of Common Shares to satisfy employee tax withholding	(664)	(670)
Net cash provided by financing activities	3,855	451

Effect of exchange rate changes on cash and cash equivalents	(310)	(608)

Net change in cash and cash equivalents	(17,068)	(7,532)

Cash and cash equivalents at beginning of period	62,825	44,555

Cash and cash equivalents at end of period	$45,757	$37,023

Supplemental disclosure of non-cash financing activities:
Change in fair value of interest rate swap	$106	$(1,394)

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